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                                                                    EXHIBIT 10.2

                               SECOND AMENDMENT TO
                    THE HEALTH CARE PROPERTY INVESTORS, INC.
                           SECOND AMENDED AND RESTATED
                       DIRECTOR DEFERRED COMPENSATION PLAN


        Health Care Property Investors, Inc., a Maryland corporation (the "Company"), had adopted by written consent the Second Amended and Restated Director Deferred Compensation Plan (the "Plan") and the First Amendment to the Plan, both effective as of the termination of the Retirement Plan for Outside Directors (the "Retirement Plan").

        In order to clarify certain provisions of the Plan and to expressly provide for the administration of the Plan by the Compensation Committee of the Board of Directors (the "Committee"), this Amendment to the Plan has been adopted by a written consent of the Committee, effective as of November 3, 1999.

        1.     Section 3(f)(ii) shall be amended and restated as follows:

               "(ii) Participants may at any time file with the Company an election to reallocate all or any portion of amounts credited to Plan Accounts from Interest Rate Accounts to Stock Credit Accounts or vice versa. Such reallocation shall be made by the delivery to the Company by the Participant of a written election, substantially in the form of Exhibit A-3 attached, executed by the Participant which shall become effective (1) only upon the approval of the Committee in its sole discretion and (2) as of the first day of the fiscal quarter beginning immediately following the date on which the Committee approves such election or the beginning of such later fiscal quarter as may be designated in the notice. In reallocating any amounts from Interest Rate Accounts to Stock Credit Accounts or vice versa, the number of Common Stock units and the value of the Common Stock units to be reallocated shall be determined based upon the Average Closing Price of the Common Stock determined as of the effective date of the reallocation."

        2. Section 9 shall be renumbered Section 10 and a new Section 9 shall be added as follows:

               "9.  Administration.

               (a) Committee Duties and Powers. The Committee shall conduct the general administration of the Plan in accordance with the Plan and shall have all necessary power and authority to carry out that function. Among its necessary powers and duties are the following:

                    (i) To delegate all or part of its function to others and to revoke any such delegation.


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                    (ii)      To interpret the Plan for purpose of the
        administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

                    (iii) To determine questions of eligibility of Participants and their entitlement to benefits.

               (b) Limitations Upon Powers. The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

               (c) Indemnification. The Company shall pay or reimburse Committee members for all expenses incurred by such Committee members in, and shall indemnify and hold them harmless from, all claims, liabilities and costs (including reasonable attorneys' fees) arising out of the good faith performance of their duties under the Plan."


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